                                                                    EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                          EPIC DESIGN TECHNOLOGY, INC.

                           EPC ACQUISITION CORPORATION

                              CIDA TECHNOLOGY, INC.

                                   WAI-YAN HO

                                       AND

                                   JIN HO YANG

                                TABLE OF CONTENTS

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ARTICLE I
         THE MERGER...................................................................................................  1
         1.1       The Merger.........................................................................................  1
         1.2       Effective Time.....................................................................................  1
         1.3       Effect of the Merger...............................................................................  2
         1.4       Articles of Incorporation; Bylaws..................................................................  2
         1.5       Directors and Officers.............................................................................  2
         1.6       Effect on Capital Stock............................................................................  2
         1.7       Company Dissenting Shares..........................................................................  3
         1.8       Surrender of Certificates..........................................................................  4
         1.9       No Further Ownership Rights in Company Common Stock................................................  5
         1.10      Deposit of Parent Common Stock into Escrow.........................................................  5
         1.11      Lost, Stolen or Destroyed Certificates.............................................................  5
         1.12      Tax Consequences...................................................................................  6
         1.13      Taking of Necessary Action; Further Action.........................................................  6

ARTICLE II
         REPRESENTATIONS AND WARRANTIES OF THE COMPANY
         AND THE SHAREHOLDERS.........................................................................................  6
         2.1       Organization of the Company........................................................................  6
         2.2       Company Capital Structure..........................................................................  6
         2.3       Subsidiaries.......................................................................................  7
         2.4       Authority..........................................................................................  7
         2.5       Company Financial Statements.......................................................................  8
         2.6       No Undisclosed Liabilities.........................................................................  8
         2.7       No Changes.........................................................................................  8
         2.8       Tax...............................................................................................  10
         2.9       Restrictions on Business Activities...............................................................  11
         2.10      Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment....................  11
         2.11      Intellectual Property.............................................................................  12
         2.12      Agreements, Contracts and Commitments.............................................................  13
         2.13      Interested Party Transactions.....................................................................  15
         2.14      Governmental Authorization........................................................................  15
         2.15      Litigation........................................................................................  15
         2.16      Accounts Receivable...............................................................................  15
         2.17      Minute Books......................................................................................  16
         2.18      Environmental Matters.............................................................................  16
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                                TABLE OF CONTENTS
                                   (continued)

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         2.19      Brokers' and Finders' Fees........................................................................   17
         2.20      Labor Matters.....................................................................................   17
         2.21      Employee Benefit Plans............................................................................   17
         2.22      Insurance.........................................................................................   18
         2.23      Compliance With Laws..............................................................................   18
         2.24      Third Party Consents..............................................................................   18
         2.25      Hearing Documents; Information Statement..........................................................   18
         2.26      Complete Copies of Materials......................................................................   19
         2.27      Representations Complete..........................................................................   19

ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....................................................   19
         3.1       Organization, Standing and Power..................................................................   19
         3.2       Capital Structure.................................................................................   19
         3.3       Authority.........................................................................................   20
         3.4       SEC Documents; Parent Financial Statements........................................................   20
         3.5       No Material Adverse Change........................................................................   21
         3.6       Litigation........................................................................................   21
         3.7       Broker's and Finders' Fees........................................................................   21
         3.8       Hearing Documents; Information Statement..........................................................   22
         3.9       Representations Complete..........................................................................   22

ARTICLE IV
         CONDUCT PRIOR TO THE EFFECTIVE TIME.........................................................................   22
         4.1       Conduct of Business of the Company................................................................   22
         4.2       No Solicitation...................................................................................   24
         4.3       Conduct of Business of Parent.....................................................................   25

ARTICLE V
         ADDITIONAL AGREEMENTS.......................................................................................   26
         5.1       Fairness Hearing and Permit; Registration of Shares...............................................   26
         5.2       Written Consent Solicitation......................................................................   26
         5.3       Access to Information.............................................................................   26
         5.4       Confidentiality...................................................................................   27
         5.5       Expenses..........................................................................................   27
         5.6       Public Disclosure.................................................................................   27
         5.7       Consents..........................................................................................   27
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                                TABLE OF CONTENTS
                                   (continued)

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         5.8       FIRPTA............................................................................................   27
         5.9       Legal Requirements................................................................................   27
         5.10      Blue Sky Laws.....................................................................................   28
         5.11      Best Efforts and Further Assurances...............................................................   28
         5.12      Stock Options.....................................................................................   28
         5.13      Certain Benefit Plans.............................................................................   28
         5.14      Tax-Free Organization.............................................................................   28
                   5.15      Lock-Up Agreements......................................................................   29

ARTICLE VI
         CONDITIONS TO THE MERGER....................................................................................   29
         6.1       Conditions to Obligations of Parent, Merger Sub and the Company to Effect the
                   Merger............................................................................................   29
         6.2       Additional Conditions to Obligations of Company...................................................   29
         6.3       Additional Conditions to the Obligations of Parent and Merger Sub.................................   30

ARTICLE VII
         SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.................................................   31
         7.1       Survival of Representations and Warranties........................................................   31
         7.2       Agreement to Indemnify............................................................................   31
         7.3       Expiration of Indemnification.....................................................................   32
         7.4       Escrow Fund.......................................................................................   32
         7.5       Closing...........................................................................................   33
         7.6       Protection of Escrow Fund.........................................................................   33
         7.7       Distributions; Voting.............................................................................   33
         7.8       Claims Upon Escrow Fund...........................................................................   33
         7.9       Objections to Claims..............................................................................   34
         7.10      Resolution of Conflicts...........................................................................   34
         7.11      Distribution Upon Termination of Escrow Period....................................................   35
         7.12      Actions of the Shareholders.......................................................................   35
         7.13      Third-Party Claims................................................................................   35
         7.14      Escrow Agent's Duties.............................................................................   36
         7.15      No Joint Liability; Maximum Liability.............................................................   36
         7.16      Remedies..........................................................................................   36

ARTICLE VIII
         TERMINATION, AMENDMENT AND WAIVER...........................................................................   37
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                                TABLE OF CONTENTS
                                   (continued)
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         8.1       Termination.......................................................................................    37
         8.2       Effect of Termination.............................................................................    38
         8.3       Amendment.........................................................................................    38
         8.4       Extension; Waiver.................................................................................    38

ARTICLE IX
         GENERAL PROVISIONS..........................................................................................    38
         9.1       Non-Survival of Agreement at Effective Time.......................................................    38
         9.2       Notices...........................................................................................    38
         9.3       Interpretation....................................................................................    39
         9.4       Counterparts......................................................................................    39
         9.5       Entire Agreement..................................................................................    40
         9.6       Severability......................................................................................    40
         9.7       Other Remedies....................................................................................    40
         9.8       Governing Law.....................................................................................    40
         9.9       Arbitration.......................................................................................    40
         9.10      Attorneys' Fees...................................................................................    40
         9.11      Rules of Construction.............................................................................    40
         9.12      Absence of Third-Part.............................................................................    41
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                                INDEX OF EXHIBITS

Exhibit                     Description
-------                     -----------

Exhibit A                   Merger Agreement
Exhibit B                   Form of Lock-Up Agreements
Exhibit C                   Form of Employment and Non-Competition Agreement



                           INDEX OF COMPANY SCHEDULES

2.2(a)                      Common Stock Ownership
2.2(b)                      Stock Options
2.2(c)                      Common Stock Repurchases
2.5                         Company Financial Statements
2.6                         Undisclosed Liabilities
2.7                         Changes
2.8                         Taxes
2.10(a)                     Real Property
2.10(b)                     Equipment
2.11(a)                     Intellectual Property
2.11(b)                     Requests and Licenses re: Intellectual Property
2.11(c)                     Proprietary Rights Agreement
2.12                        Agreements, Contracts and Commitments
2.14                        Governmental Authorizations
2.20                        Employees
2.21                        Employee Plans
2.22                        Insurance
2.24                        Third Party Consents

                      AGREEMENT AND PLAN OF REORGANIZATION


         This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of September 16, 1996 among EPIC Design Technology, Inc., a California corporation ("Parent"), EPC Acquisition Corporation, a California corporation ("Merger Sub") and a wholly-owned subsidiary of Parent, CIDA Technology, Inc., a California corporation (the "Company"), and Wai-Yan Ho and Jin Ho Yang (collectively the "Shareholders").


                                    RECITALS

         WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective shareholders that the Company and Merger Sub combine into a single company through the statutory merger of the Company with and into Merger Sub (the "Merger") and, in furtherance thereof, have approved the Merger.

         WHEREAS, pursuant to the Merger, among other things, the outstanding shares of Common Stock, no par value, of the Company ("Company Common Stock") shall be converted into shares of Common Stock, no par value, of Parent ("Parent Common Stock") at the rate determined herein.

         WHEREAS, the Company, Parent, Merger Sub and the Shareholders desire to make certain representations and warranties and other agreements in connection with the Merger.

         WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:


                                    ARTICLE I
                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Merger Agreement attached hereto as Exhibit A (the "Merger Agreement") and the applicable provisions of the California Corporations Code ("California Law"), the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing the Merger Agreement with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time of such filing being the "Effective Time"). The Closing of the transaction contemplated hereby (the "Closing") shall take place at 10:00 a.m. at the offices of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation on October 14, 1996, or at such other time, date and location as the parties hereto agree (the "Closing Date").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 Articles of Incorporation; Bylaws.

                    (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that
Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is CIDA Technology, Inc."

                    (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 Directors and Officers. The directors of Merger Sub shall be the initial directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified and the officers of the Merger Sub shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

        1.6 Effect on Capital Stock. In consideration of the transactions contemplated hereby, Parent has agreed to pay to those shareholders of the Company listed on the attached Schedule 2.2(a) an aggregate of $3,759,144.50 in exchange for a portion of their shares of Company Common Stock. In addition, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                    (a) Conversion of Company Common Stock. Each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be converted into cash as set forth above or to be canceled pursuant to Section 1.6(b) and any Dissenting Shares as defined and to the extent provided in Section 1.7(a)), will be canceled and extinguished and be converted automatically into the right to receive .20 of a share of Common Stock, no par value (the "Exchange Ratio"), of Parent (the "Parent Common Stock").

                    (b) Cancellation of Company-Owned Stock and Parent-Owned Stock. Each share of Company Common Stock owned by the Company, Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                    (c) Stock Options. At the Effective Time, Parent shall, in accordance with Section 5.12, assume each outstanding option to purchase shares of Company Common Stock under the Company's 1995 Equity Incentive Plan (the "Company Stock Option Plan") and convert such options into an option to purchase Parent Common Stock.

                    (d) Capital Stock of Merger Sub. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of shares of common stock of Merger Sub prior to the Effective Time shall, after the Effective Time, evidence ownership of shares of capital stock of the Surviving Corporation.

                    (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

                    (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Parent Common Stock for the ten most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq Stock Market.

         1.7 Company Dissenting Shares.

                    (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has exercised dissenters' rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by California Law.

                    (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her dissenters' rights, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock and payment for fractional shares as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

                    (c) The Company shall give Parent (i) prompt notice of any written demand received by the Company to require the Company to purchase shares of the Company's Common Stock pursuant to the applicable provisions of California law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

         1.8 Surrender of Certificates.

                    (a) Exchange Agent. Chemical Trust Company of California shall act as exchange agent (the "Exchange Agent") in the Merger.

                    (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock.

                    (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock . Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive cash in lieu of the issuance of any fractional shares in accordance with
Section 1.6.

                    (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

                    (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                    (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.10 Deposit of Parent Common Stock into Escrow. On the Closing Date, 177,066 shares of Parent Common Stock to be issued to the Shareholders in exchange for their Company Common Stock pursuant to Section 1.6(a) shall be deposited into an escrow account pursuant to Section 7.4, without any act of either Shareholder, and the remaining shares of Parent Common Stock shall be available for issuance as provided in Section 1.8(c).

         1.11 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

         1.12 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

         1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.


                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                              AND THE SHAREHOLDERS

         Except as disclosed in a document referring specifically to the representations and warranties in this Agreement that identifies by section number the section and subsection to which such disclosure relates and is supplied by the Company to Parent (the "Company Disclosure Schedule") and dated as of the date hereof, or, subject to the subsequent approval in writing by Parent of an updated Company Disclosure Schedule, as of the Closing Date, and subject to the exceptions specifically disclosed in writing in the schedules supplied by the Company to Parent (the "Company Schedules") and dated as of the date hereof or, subject to the subsequent approval in writing by Parent of updated Company Schedules, as of the Closing Date, each of the Company and the Shareholders represents and warrants to Parent and Merger Sub as follows:

         2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power to own its property and to carry on its business as now being conducted and as proposed to be conducted by the Company. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations or prospects ("Material Adverse Effect") of the Company. The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to counsel for Parent.

         2.2 Company Capital Structure. The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock, of which there are 4,495,000 shares issued and outstanding held by the persons, with the addresses and in the amounts set forth on Schedule 2.2(a). All shares held by the Shareholders are free and clear of any liens, claims, options, charges and other encumbrances. At the time of the Closing, Schedule 2.2(a) shall have been appropriately adjusted to reflect option exercises and stock repurchases since the date hereof. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. The Company has reserved 1,000,000 shares of Common Stock for issuance to employees and consultants pursuant to outstanding options to purchase Company Common Stock granted under the Company Stock Option Plan.
Schedule 2.2(b) sets forth for each outstanding option the name of the holder of such option, the address of such holder, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option was vested at August 31, 1996, the future vesting schedule of such option and, if the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, an indication of the extent of such acceleration. Such list also describes any repricing of options which has taken place since the Company's incorporation. There are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company or the Shareholders are a party or by which any of them is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

         2.3 Subsidiaries. The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or business entity.

         2.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and by the Merger Agreement. Each Shareholder has full power and authority to execute and deliver this Agreement, to perform his obligations under this Agreement, and to consummate the transactions contemplated hereby and by the Merger Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's shareholders as contemplated by
Section 6.1(a). This Agreement has been duly executed and delivered by the Company and the Shareholders and constitutes the valid and binding obligation of each of the Company and the Shareholders. The execution and delivery of this Agreement by the Company and the Shareholders does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to the Company or the Shareholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Merger Agreement with the California Secretary of State, (ii) such consents, approvals, orders, authori-zations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company.

         2.5 Company Financial Statements. Schedule 2.5 sets forth the Company's unaudited financial statements as of and for the fiscal year ended December 31, 1995 and the Company's unaudited financial statements for the six months ended June 30, 1996 (collectively, the "Company Financial Statements"). The Company Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except that the Company Financial Statements do not contain the footnotes necessary to be in accordance with generally accepted accounting principles). The Company Financial Statements present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the interim financial statements, to normal year-end adjustments, which will not be material in amount or significance. The unaudited balance sheet of the Company as of August 31, 1996 is hereinafter referred to as the "Company Balance Sheet."

         2.6 No Undisclosed Liabilities. Except as set forth on Schedule 2.6, the Company does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, (i) have not been reflected in the Company Balance Sheet, (ii) have not been specifically described in this Agreement or in the Company Schedules or (iii) are not normal or recurring liabilities incurred since August 31, 1996 in the ordinary course of business consistent with past practices.

         2.7 No Changes. Except as set forth on Schedule 2.7, since the date of the Company Balance Sheet there has not been, occurred or arisen any:

                    (a) transaction by the Company except in the ordinary course of business as conducted on the date of the Company Balance Sheet;

                    (b) amendments or changes in the Articles of Incorporation or Bylaws of the Company;

                    (c) capital expenditure by the Company exceeding $15,000 in the aggregate;

                    (d) destruction, damage to, or loss of any assets of the Company (whether or not covered by insurance) that constitutes a Material Adverse Effect on the Company;

                    (e) labor trouble or claim of wrongful discharge of which the Company has received written notice or of which the Company is aware, or other unlawful labor practice or action;

                    (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

                    (g) revaluation by the Company of any of its assets;

                    (h) declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock;

                    (i) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors or employees, or the declaration, payment, or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person;

                    (j) acquisition, sale or transfer of any material asset of the Company other than in the ordinary course of business and consistent with past practices;

                    (k) amendment or termination of any material contract, agreement or license to which the Company is a party;

                    (l) loan by the Company to any person or entity, or guaranty by the Company of any loan, other than advances to employees for travel and business expenses in the ordinary course of business and consistent with past practices;

                    (m) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

                    (n) the commencement or notice or threat of commencement of any governmental proceeding against or investigation of the Company or its affairs;

                    (o) any event or condition of any character that has or might reasonably be expected to have a Material Adverse Effect on the Company;

                    (p) issuance or sale by the Company of any of its shares of capital stock or of any other of its securities except for issuances or sales as a result of exercises of stock options granted under the Company Stock Option Plan or rights previously granted to purchase shares of the Company's Capital Stock;

                    (q) change in pricing or royalties set or charged by the Company; or

                    (r) negotiation or agreement by the Company to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

         2.8 Taxes.

                    (a) Definition of Taxes. For the purposes of this Agreement, "Taxes" or, collectively, a "Tax," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                    (b) Tax Returns and Audits. Except as set forth on Schedule 2.8,

                             (i) The Company has accurately prepared and timely
filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

                             (ii) The Company as of the Effective Time: (A) will
have paid all Taxes it is required to pay and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                             (iii) The Company has not been delinquent in the
payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                             (iv) No audit or other examination of any Return of
the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                             (v) The Company does not have any liabilities for
unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise.

                             (vi) The Company has made available to Parent or
its legal counsel for inspection copies of all federal and state income and all domestic state sales and use Returns for Taxes for all periods since the date of the Company's incorporation.

                             (vii) There are (and as of immediately following
the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances ("Liens") on the assets of the Company relating to or attributable to Taxes.

                             (viii) None of the Company's assets are treated as
"tax-exempt use property" within the meaning of Section 168(h) of the Code.

                             (ix) There is no contract, agreement, plan or
arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G, 404 or 162 of the Code.

                             (x) The Company has not filed any consent agreement
under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                             (xi) The Company is not a party to a tax sharing or
allocation agreement nor does the Company owe any amount under any such agreement.

                             (xii) The Company is not, and has not been at any
time, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

                             (xiii) The Company's tax basis in its assets for
purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

         2.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

         2.10 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

                    (a) Schedule 2.10(a) sets forth a true and complete list of all real property owned or leased by the Company, and, in the case of leased real property, the name of the lessor and the date of the lease and each amendment thereto. All such leases are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company has not taken adequate steps to prevent such default from occurring), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect on the Company.

                    (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens except as reflected in the Company Financial Statements and except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

                    (c) Schedule 2.10(b) lists all equipment (the "Equipment") owned and leased by the Company. The Equipment is, taken as a whole, (i) adequate for the conduct of the business of the Company consistent with its past practice, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition subject to normal wear and tear, (iv) reasonably maintained, (v) not dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business.

         2.11 Intellectual Property.

                    (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used or proposed to be used in the business of the Company as currently conducted or as proposed to be conducted by the Company. Schedule 2.11(a) lists all patents, registered and unregistered trademarks and service marks, registered and unregistered copyrights, trade names and any applications therefor, which relate to or are a part of the Company's products or services (the "Company Intellectual Property Rights"), and specifies the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list of all of the Company's currently marketed software products and an indication as to which, if any, of such software products have been registered for copyright protection with the United States Copyright Office and any foreign offices and by whom such items have been registered. Schedule 2.11(b) includes and specifically identifies all third party patents, trademarks or works of authorship, registered and unregistered copyrights (including software) registered and unregistered trademarks, trade names and service marks and any applications therefor (the "Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of, any Company product. Schedule 2.11(b) lists (i) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property Right or any trade secret of the Company; and (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any Third Party Intellectual Property Rights, or other trade secret of a third party in or as any product, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

                    (b) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described on
Schedule 2.11(b). No claims with respect to the Company Intellectual Property Rights, any trade secret of the Company, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Rights by or through the Company, have been asserted or, to the knowledge of the Company, are threatened by any person, nor does the Company know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark, trade secret or other intellectual property right of any third party; (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted by the Company; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or any trade secret of the Company; or (iv) challenging the Company's license or legally enforceable right to use in any manner whatsoever any of the Third Party Intellectual Rights.

                    (c) To the Company's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any of the Company Intellectual Property Rights, any trade secret of the Company, or any Third Party Intellectual Property Right to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company. The Company (i) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (ii) has no knowledge of the basis for any such charge or claim; and (iii) has no knowledge of any infringement liability with respect to, or infringement or violation by, the Company of any patent, trademark, service mark, copyright, trade secret or other proprietary right of another.

                    (d) No Company Intellectual Property Right, no trade secret of the Company, or to the Company's knowledge, no Third Party Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the manufacturing, use, licensing or distribution thereof by the Company. Except for contracts licensing the Company's products executed in the ordinary course of business and in accordance with the Company's past practices, the Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Company Intellectual Property Right, any trade secret of the Company, or any Third Party Intellectual Property Right. Each employee of, and consultant to the Company has signed a Proprietary Rights, Invention Assignment and Confidentiality Agreement, or Consultant Agreement, respectively, in the Company's standard forms substantially as delivered to counsel for Parent. Photocopies of such agreements executed by each employee of, and consultant to, the Company have been delivered to counsel for Parent.

         2.12 Agreements, Contracts and Commitments. Except for Employee Plans (as defined in Section 2.21), as contemplated by this Agreement or as set forth on Schedule 2.12, the Company does not have and is not a party to:

                    (a) any collective bargaining agreement;

                    (b) any agreements that contain any unpaid severance liabilities or obligations;

                    (c) any bonus, deferred compensation, incentive compensation, pension, profit- sharing or retirement plans, or any other employee benefit plans or arrangements;

                    (d) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization not terminable by the Company on 30 days' notice without liability except to the extent applicable local law and/or general principles of wrongful termination law may limit the Company's ability to terminate such employees;

                    (e) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                    (f) any fidelity or surety bond or completion bond;

                    (g) any lease of personal property;

                    (h) any agreement of indemnification or guaranty;

                    (i) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or compete with any person;

                    (j) any agreement, contract or commitment relating to capital expenditures and involving future obligations;

                    (k) any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

                    (l) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (h) hereof;

                    (m) any purchase order or contract for the purchase of raw materials or acquisition of assets;

                    (n) any construction contracts;

                    (o) any distribution, joint marketing or development agreement; or

                    (p) any other agreement, contract or commitment which involves $5,000 or more and is not cancelable without penalty within thirty (30) days.

         The Company has not breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of (i) any agreement, contract or commitment set forth in any of the Company Schedules or
(ii) any other material agreement, contract or commitment in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek damages from the Company that would have a Material Adverse Effect. Each agreement, contract or commitment set forth in any of the Company Schedules is in full force and effect and, except as other wise disclosed, is not subject to any material default thereunder of which the Company is aware by any party obligated to the Company pursuant thereto. Except as set forth in
Schedule 2.24, the Company has obtained, or will obtain prior to the Effective Time, all necessary consents, waivers and approvals as are required in connection with the Merger under any of the Company's material agreements, contracts, licenses or leases.

         2.13 Interested Party Transactions. No officer, director or shareholder of the Company who owns at least 10% of the outstanding Company Common Stock (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 2.12; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.13.

         2.14 Governmental Authorization. Schedule 2.14 sets forth an accurate list of each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties.

         2.15 Litigation. There is no action, suit or proceeding pending or threatened against the Company, its properties or any of its officers or directors or the Shareholders, nor, to the knowledge of the Company, is there any basis therefor. There is no investigation pending or threatened against the Company, its properties or any of its officers or directors or the Shareholders (nor, to the knowledge of the Company, is there any basis therefor) before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products or services in the present manner or style thereof.

         2.16 Accounts Receivable. All accounts receivable of the Company arose in the ordinary course of business at the aggregate amounts thereof, are collectible except to the extent of reserves shown on the Company Balance Sheet (and, for accounts arising after August 31, 1996, to an extent consistent with past reserve practices) and are carried at values determined in accordance with generally accepted accounting principles consistently applied on a reasonable basis. None of the accounts receivable of the Company is subject to any claim of offset, recoupment, setoff or counterclaim and, to the knowledge of the Company, there are no facts or circumstances (whether asserted or unasserted) that would give rise to any such claim. No accounts receivable are contingent upon the performance by the Company of any obligation or contract. No person has any Lien on any of such accounts receivable and no agreement for deduction or discount has been made with respect to any of such receivables.

         2.17 Minute Books. The minute books of the Company made available to counsel for Parent contain complete and accurate minutes of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company, and reflect all transactions referred to in such minutes accurately in all material respects.

         2.18 Environmental Matters.

                    (a) Hazardous Material. As of the Closing, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable state law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), is present, as a result of the actions of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

                    (b) Hazardous Materials Activities. At no time prior to the Closing has the Company transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or stature promulgated by any Governmental Entity to prohibit, regulate or control hazardous materials or any Hazardous Material Activity.

                    (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

                    (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or threatened concerning or relating to the Company, any Environmental Permit or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environ-mental litigation or impose upon the Company any environmental liability which would have a Material Adverse Effect on the Company.

         2.19 Brokers' and Finders' Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. If the Merger is consummated, EPIC shall pay the reasonable legal fees and costs (not exceeding $10,000) and accounting fees and costs incurred by the Company by reason of the negotiation and/or effectuation of the several transactions contemplated hereby. EPIC shall bear the fees and expenses of the valuation described in Section 6.1(e) below.

         2.20 Labor Matters. Schedule 2.20 lists all current employees of the Company. Except as to matters which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. The Company has not received any notice from any Governmental Entity, and there has not been asserted before any Governmental Entity, any claim, action or proceeding to which the Company is a party or involving the Company, and there is neither pending nor threatened any investigation or hearing concerning the Company arising out of or based upon any such laws, regulations or practices. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. The Company has fully complied with all applicable provisions of COBRA and has no obligations with respect to any former employees or qualifying beneficiaries thereunder. The Company has not given to or received from any current employee of the Company notice of termination of employment.

         2.21 Employee Benefit Plans. All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active, former or retired employee or consultant of the Company, or with respect to which the Company has or may in the future have liability, are listed on Schedule 2.21 (the "Employee Plans"). To the extent applicable, the Employee Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code and any Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained a favorable determination letter as to its qualified status from the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. To the extent any Employee Plan with an existing determination letter from the Internal Revenue Service must be amended to comply with the applicable requirements of the Tax Reform Act of 1986 and subsequent legislation, the time period for effecting such amendments will not expire prior to the Merger. The Company has furnished or made available to Parent copies of the most recent Internal Revenue Service letters and Forms 5500 with respect to any such Employee Plan. No Employee Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither the Company nor any officer or director of the Company has incurred any liability or penalty under Section 4975 through 4980B of the Code or Title 1 of ERISA.

Each Employee Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Employee Plan activities) has been brought, or to the best knowledge of the Company is threatened, against or with respect to any such Employee Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Plans have been made or accrued. Schedule 2.21 includes a listing of the accrued vacation liability of the Company as of August 31, 1996.

         2.22 Insurance. Schedule 2.22 sets forth an accurate list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         2.23 Compliance With Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on the Company.

         2.24 Third Party Consents. Except as set forth on Schedule 2.24, no consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

         2.25 Hearing Documents; Information Statement. The information supplied by the Company for inclusion in the Hearing Documents (as defined in Section 5.1) shall not at the Approval Date (as defined in Section 5.2) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the information statement to be sent to the shareholders of the Company in connection with the solicitation of the written consent of the Company's shareholders to approve the Merger (such information statement as amended or supplemented is referred to herein as the "Information Statement") shall not, on the date the Information Statement is first mailed to the Company's shareholders and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of consents of the Company's shareholders which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Hearing Documents or a supplement to the Information Statement, the Company shall promptly inform Parent and Merger Sub. Notwithstanding the fore going, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

         2.26 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) which has been requested by Parent or its counsel in connection with their legal and accounting review of the Company.

         2.27 Representations Complete. None of the representations or warranties made by the Company, nor any statement made in any Company Schedule, Exhibit or certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain any untrue statement of a material fact at the Effective Time, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Except as disclosed in a document referring specifically to the representations and warranties in this Agreement that identify by section number the section and subsection to which such disclosure relates and is supplied by Parent and Merger Sub to the Company (the "Parent Disclosure Schedule"), Parent and Merger Sub represent and warrant to the Company as follows:

         3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent and Merger Sub, taken as a whole. Parent has delivered a true and correct copy of the Articles of Incorporation and Bylaws of each of Parent and Merger Sub, as amended to date, to the Company.

         3.2 Capital Structure.

                    (a) The authorized stock of Parent consists of 20,000,000 shares of Common Stock, no par value, of which 12,812,122 shares were issued and outstanding as of June 30, 1996, and 5,000,000 shares of undesignated Preferred Stock, no par value. No shares of Preferred Stock are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, no par value, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Parent has also reserved (i) 4,600,000 shares of Common Stock for issuance to employees and consultants pursuant to Parent's 1990 Stock Option Plan, (ii) 200,000 shares of Common Stock for issuance to directors under Parent's 1994 Directors' Stock Option Plan, and (iii) 350,000 shares of Common Stock for issuance under the Parent's 1994 Employee Stock Purchase Plan. Except as contemplated by this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

                    (b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

         3.3 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Parent or Merger Sub or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent and Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Merger Agreement with the California Secretary of State, (ii) the filing of the Hearing Documents (as defined in Section 5.1) with the California Department of Corporations, the filing of a Form 8-K with the SEC within 15 days after the Closing Date, and any filings as may be required under applicable state securities laws and the laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Parent.

         3.4 SEC Documents; Parent Financial Statements. Parent has furnished to the Company a true and complete copy of its Annual Report on Form 10-K for the fiscal year ended September 30, 1995, its Forms 10-Q for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996 and its Form S-Rs as filed with the SEC on January 10, 1996 and July 10, 1996, which are all the documents (other than preliminary material) that Parent was required to file with the SEC since its fiscal year ended September 30, 1995 and, prior to the Effective Time, Parent will have furnished the Company with true and complete copies of any additional documents required to be filed with the SEC by Parent prior to the Effective Time (collectively, the "SEC Documents"). In addition, the Parent has made available to the Company all exhibits to the SEC Documents. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") are complete and correct in all material respects, comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements. Parent has no material obligations other than (i) those set forth in the Parent Financial Statements and (ii) those not required to be set forth in the Parent Financial Statements under generally accepted accounting principles.

         3.5 No Material Adverse Change. Since the date of the balance sheet included in Parent's most recently filed report on Form 10-Q, Parent has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of Parent and its subsidiaries, taken as a whole; (b) any amendments or changes in the Articles of Incorporation or Bylaws of Parent; (c) any damage to, destruction or loss of any assets of the Parent, (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Parent and its subsidiaries, taken as a whole; or (d) any sale of a material amount of property of Parent, except in the ordinary course of business.

         3.6 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent has received any notice of assertion nor, to Parent's knowledge, is there a reasonable basis to expect such notice of assertion, against Parent which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or which could reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

         3.7 Broker's and Finders' Fees. Parent has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby.

         3.8 Hearing Documents; Information Statement. Subject to the accuracy of the representations of the Company made in Section 2.25, the Hearing Documents shall not, at the Approval Date, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to the Company's share holders and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of the written consent of the Company's shareholders which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Hearing Documents or a supplement to the Information Statement, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or the Shareholders which is contained in any of the foregoing documents.

         3.9 Representations Complete. None of the representations or warranties made by Parent or Merger Sub herein, nor any statement made in any Exhibit or certificate furnished by Parent or Merger Sub pursuant to this Agreement or the Hearing Documents, when all such documents are read together in their entirety, contains or will contain any untrue statement of a material fact at the Effective Time, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject (i) to good faith disputes over such debts or taxes and (ii) in the case of Taxes, to Parent's consent to the filing of material Returns if applicable, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and key employees and preserve its relationship with customers, suppliers, distributors, licensors, licensees and others having business dealings with the Company, to the end that the Company's goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company, and of any event which could have a Material Adverse Effect on the Company. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of
Parent:

                    (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under the employee stock plans of the Company or authorize cash payments in exchange for any options granted under any of such plans;

                    (b) Enter into any commitment or transaction (i) which requires performance over a period longer than 60 days in duration, or (ii) to purchase fixed assets for an aggregate purchase price in excess of $1,000;

                    (c) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee;

                    (d) Transfer to any person or entity any rights to the Company's Intellectual Property;

                    (e) Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any products or technology of the Company;

                    (f) Violate, amend or otherwise modify the terms of any of the contracts set forth in the Company Schedules;

                    (g) Commence a lawsuit other than (i) for the routine collection of bills, (ii) for software piracy, (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company's business, provided that the Company consults with Parent prior to the filing of such a suit, or
(iv) for a breach of this Agreement;

                    (h) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

                    (i) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or redeem, or propose the purchase or redemption of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the repurchase of shares of the Company's Common Stock from terminated employees pursuant to the terms of restricted stock purchase agreements and the issuance of shares of the Company Common Stock pursuant to the exercise of Company stock options therefor outstanding as of the date of this Agreement, provided that the Company notifies parent of such repurchase or issuance;

                    (j) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

                    (k) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets;

                    (l) Sell, lease, license or otherwise dispose of any of its properties or assets;

                    (m) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

                    (n) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

                    (o) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                    (p) Pay, discharge or satisfy in an amount in excess of $1,000 (in any one case) or $10,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto);

                    (q) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

                    (r) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (q) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

         4.2 No Solicitation. Prior to the Effective Time, the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees:

                    (a) solicit, encourage, initiate or, except as required by law, including actions which the Company's Board of Directors determines, after consultation with outside legal counsel, are required pursuant to its fiduciary duties under applicable law, participate in any negotiations or discussions with respect to, any offer or proposal to acquire all or substantially all of the Company's business, assets or properties or to purchase or acquire capital stock of the Company whether by merger, purchase of assets, tender offer or otherwise (an "Acquisition");

                    (b) except as required by law, including actions which the Company's Board of Directors determines, after consultation with outside legal counsel, are required pursuant to its fiduciary duties under applicable law, disclose any information not customarily disclosed to any person other than its attorneys concerning the Company's business and properties or afford to any person or entity access to its properties, books or records; or

                    (c) except as required by law, including actions which the Company's Board of Directors determines, after consultation with outside legal counsel, are required pursuant to its fiduciary duties under applicable law, assist or cooperate with any person to make any proposal to consummate a transaction of the type referred to in clause (a) above.

         In the event the Company shall receive any such written offer or proposal, directly or indirectly, of the type referred to in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, the Company shall immediately inform Parent as to all material facts relating to any such offer or proposal (including the identity of the party making such offer or proposal and the specific terms thereof) and will cooperate with Parent by furnishing any information it may reasonably request.

         4.3 Conduct of Business of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees (except to the extent that the Company shall otherwise consent in writing), that Parent shall promptly notify the Company of any event or occurrence or emergency which is not in the ordinary course of business of Parent and could have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole. Parent shall not without the prior consent of the Company amend its Articles of Incorporation in any manner which would materially adversely affect the rights of holders of Parent Common Stock (any increase in the authorized shares of Parent Common Stock being deemed to have been consented to by the Company for this purpose).

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1 Fairness Hearing and Permit; Registration of Shares. As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare an Application for Qualification of Securities by Permit under Section 25121 of the California Corporate Securities Law of 1968, as amended, a related Notice of Hearing and Information Statement or other disclosure material (the "Disclosure Document") to be supplied to the Company's shareholders in connection with the issuance of the Parent Common Stock contemplated hereby (collectively, the "Hearing Documents"). Parent and the Company will file the Hearing Documents as promptly as practicable with the California Department of Corporations and request a hearing on the fairness of the Merger pursuant to
Section 25142 of the California Corporate Securities Law. Parent and the Company will thereafter endeavor in good faith to obtain a finding of fairness and the issuance of a permit to such effect by the California Department of Corporations as a result of such hearing, but they shall in no event be required to alter the terms of the Merger in order to obtain such finding and issuance. Parent also agrees that in the event Parent is unable to obtain a finding of fairness and obtain a permit from the California Department of Corporations to such effect, then as soon as practicable three days after Parent issues a press release disclosing its earnings for the quarter ending December 31, 1996 Parent will file a registration statement with the Securities and Exchange Commission in order to register the resale of the shares of Parent Common Stock issued to the shareholders of the Company in connection with the Merger.

         5.2 Written Consent Solicitation. The Company will solicit the written consent of its shareholders as soon as practicable after the date of issuance (the "Approval Date") of a permit under Section 25142 of the California Corporate Securities Law to offer or issue to the Company's shareholders the Parent Common Stock contemplated pursuant to Article I hereof. In the event Parent is unable to obtain a permit from the California Department of Corporations, the Company will solicit the written consent of its shareholders as soon as practicable after Parent notifies the Company of its failure to obtain such permit. The purpose of solicitation of consent will be to obtain the consent to the adoption of the principal terms of the Merger and the Company will proceed to prepare and mail to its shareholders appropriate materials for such consent solicitation (including information contained in the Information Statement), all pursuant to the California Law. The Company will, through its Board of Directors, recommend to its shareholders approval of the Merger. The Shareholders agree to approve to the adoption of the principal terms of the Merger.

         5.3 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         5.4 Confidentiality. All information furnished by either party or its representatives will be held in strict confidence by the party receiving such information and its representatives and will not be disclosed to any third party except representatives who need access to the information in order to effectuate the transactions contemplated hereby. All information furnished by either party to the other will be deemed to be proprietary in nature and shall be kept confidential unless (a) the party providing the information consents to disclosure to third persons, (b) the information is already in the public domain, (c) disclosure of the information is compelled by process of law, or (d) the party receiving the information already had such information in its possession. If the Merger is not consummated, each party and its representatives will not use to its commercial advantage any information obtained (whether or not contained in hard copy, database or other physical form) concerning products, customers or other information of or about the other which reasonably could be presumed to be of a proprietary and confidential nature.

         5.5 Expenses. In the event the Merger is not consummated, all fees and expenses incurred in connection with the Merger and this Agreement shall be the obligation of the respective party incurring such fees and expenses. In the event the Merger is consummated, EPIC shall pay the reasonable legal fees and costs (not exceeding $10,000) and accounting fees and costs incurred by the Company by reason of the negotiation and/or effectuation of the several transactions contemplated hereby. EPIC shall bear the fees and expenses of the valuation described in Section 6.1(e) below.

         5.6 Public Disclosure. Unless otherwise required by law, prior to the Effective Time no disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld, and subject, in the case of Parent, to Parent's obligation to comply with applicable securities laws.

         5.7 Consents. Each of Parent and the Company shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and the Company shall use its best efforts to obtain all necessary consents, waivers and approvals under any of the Company's material agreements, contracts, licenses or leases in connection with the Merger for the assignment thereof or otherwise. All such necessary consents are set forth on Company Schedule 2.24.

         5.8 FIRPTA. The Company shall deliver to the Internal Revenue Service a notice that the Company Common Stock is not a "U.S. Real Property Interest" as defined in and in accordance with the requirements of Treasury Regulation
Section 1.897-2(h)(2).

         5.9 Legal Requirements. Each of Parent, Merger Sub and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

         5.10 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

         5.11 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         5.12 Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Option") will be assumed by Parent and converted into an option to acquire such number of shares of Parent Common Stock as the holder would have been entitled to receive had such holder exercised such Company Option in full immediately prior to the Effective Time, at an exercise price per share equal to the exercise price per share of the Company Common Stock under such Company Option immediately prior to the Effective Time divided by the Exchange Ratio. To avoid fractional shares, the number of shares of Parent Common Stock subject to an assumed Company Option will be rounded down to the nearest whole share. The vesting, duration and other terms of the new option will otherwise be the same as the Company Option, except to the extent that such vesting, duration or other terms are modified pursuant to the terms of the plans or outstanding options of the Company. As soon as practicable three days after Parent issues a press release disclosing its earnings for the quarter ending December 31, 1996, Parent will file a registration statement on Form S-8 with the Securities and Exchange Commission with respect to the shares of Parent Common Stock subject to the assumed Company Options. Based upon the number of Company Options outstanding at August 31, 1996, approximately 101,000 additional shares of Parent Common Stock would be reserved for issuance to holders of Company Options in connection with Parent's assumption of such Company Options.

         5.13 Certain Benefit Plans. Parent shall take such reasonable actions as are necessary to allow eligible employees of the Company to participate in the benefit programs of Parent, or alternative benefit programs substantially comparable to those applicable to employees of Parent on similar terms, as soon as practicable after the Effective Time.

         5.14 Tax-Free Organization. Parent, the Company and the Shareholders agree to take no action inconsistent with treating the Merger as a reorganization within the meaning of Section 368 of the Code.

         5.15 Lock-Up Agreements. Concurrently with the execution of this Agreement, each of the Shareholders shall execute and deliver a Lock-Up Agreement ("Lock-Up Agreement") in the forms attached hereto as Exhibit B. Parent and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing shares of Parent Common Stock subject to the Lock-Up Agreements, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Lock-Up Agreements.


                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

         6.1 Conditions to Obligations of Parent, Merger Sub and the Company to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

                    (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company. The Shareholders agree to approve the principal terms of the Merger.

                    (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                    (c) Approval. Parent, the Company and Merger Sub shall have timely obtained from each Governmental Entity all approvals, if any, necessary for consummation of the Merger and the several transactions contemplated hereby.

         6.2 Additional Conditions to Obligations of Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                    (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and Parent and Merger Sub shall have performed and complied in all


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
material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

                    (b) Certificate of Parent. The Company shall have been provided with a certificate executed on behalf of Parent by its President and its Chief Financial Officer to the effect that, as of the Effective Time:

                             (i) all representations and warranties made by
Parent and Merger Sub under this Agreement are true and correct in all material respects; and

                             (ii) all covenants, obligations and conditions of
this Agreement to be performed by Parent and Merger Sub on or before such date have been so performed in all material respects.

                    (c) Employment and Non-Competition Agreement. Wai-Yan Ho shall have entered into an employment and non-competition agreement in substantially the form attached hereto as Exhibit C, and Wai-Yan Ho shall not have breached his agreements.

                    (d) In-Process R&D Valuation. An independent appraiser shall have completed a valuation of the Company's in-process research and development which is reasonably satisfactory to Parent with the cost of such valuation to be paid by Parent.

         6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                    (a) Representations, Warranties and Covenants. The representations and warranties of the Company and the Shareholders in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and the Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                    (b) Certificate of the Company. Parent shall have been provided with a certificate executed on behalf of the Company by its President and Chief Financial Officer to the effect that, as of the Effective Time:

                             (i) all representations and warranties made by the
Company and the Shareholders under this Agreement are true and correct in all material respects; and

                             (ii) all covenants, obligations and conditions of
this Agreement to be performed by the Company on or before such date have been so performed in all material respects.

                    (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required to effectuate the Merger or in order to assign the agreements listed in Schedule 2.24.

                    (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition challenging Parent's proposed acquisition of the Company, or limiting or restricting Parent's conduct or operation of the business of the Company following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking any of the foregoing be pending.

                    (e) Dissenters. Holders of not more than 5% of the outstanding shares of Company Common Stock shall have exercised, or shall continue to have the right to exercise, dissenters' rights with respect to the transactions contemplated by this Agreement.

                    (f) Lock-Up Agreements. Parent shall have received from all of the shareholders of the Company executed Lock-Up Agreements.

                    (g) Employment and Non-Competition Agreement. Parent shall have entered into an employment and non-competition agreement in substantially the form attached hereto as Exhibit C.


                                   ARTICLE VII
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         7.1 Survival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Disclosure Schedule or the Company Schedules, as the case may be) shall survive the Merger and continue until the first anniversary date of the Effective Time, provided, however, that the representations and warranties relating or pertaining to (i) any Tax or Returns related to such Tax set forth in Section 2.8 hereof, shall survive until the expiration of all applicable statutes of limitations governing each Tax or Returns related to such Tax, and (ii) fraud and title and authority shall be without time limit.

         7.2 Agreement to Indemnify. Each Shareholder, severally, but not jointly, hereby agrees to indemnify and hold Parent and its officers, directors and affiliates harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses"), in excess of $25,000 (the "Threshold Amount") (at which point the Shareholders shall indemnify Parent, its officers, directors or affiliates for the full amount of the Loss) in the aggregate incurred by Parent, its officers, directors or affiliates (including the Surviving Corporation) directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of the Company and the Shareholders contained in Article II herein (as modified by the Company Disclosure Schedule or Company Schedules), or any failure by the Company to perform or comply with any covenant contained herein.

         7.3 Expiration of Indemnification.

                    (a) Except as otherwise provided herein, the indemnification obligations of the Shareholders under Section 7.2 shall terminate at 5:00 p.m., West Coast time, on the first anniversary date of the Effective Time but shall not terminate as to any Loss (or a potential claim by an appropriate party) asserted in good faith prior to such date.

                    (b) The indemnification obligations of the Shareholders under Section 7.2 related to any Tax or Returns related to such Tax or a breach of the representations and warranties contained in Section 2.8 shall terminate at 5:00 p.m., West Coast time, upon the expiration of all applicable statutes of limitations relating to any Tax or Returns related to such Tax subject to the claim of indemnification hereunder, but shall not terminate as to a Loss (or a potential claim by an appropriate party) asserted in good faith prior to such date.

         7.4 Escrow Fund.

                (a) At the Effective Time, as security for the indemnity provided for in Section 7.2 hereof and by virtue of this Agreement and the Merger Agreement the Shareholders will be deemed to have received and deposited with the Escrow Agent (as defined below) 177,066 shares of Parent Common Stock issued to them in the Merger (plus any additional shares as may be issued upon any stock split effected by Parent after the Closing) ("Escrow Shares"), without any act of either Shareholder. Wai-Yan Ho shall contribute 72,791 shares of Parent Common Stock that he is entitled to receive in the Merger pursuant to Section 1.6(a) and Jin-Ho Yang shall contribute 104,275 shares of Parent Common Stock that he is entitled to receive in the Merger pursuant to
Section 1.6(a). Such shares plus any additional Escrow Shares will be registered in the name of the shareholders with attached stock powers executed in blank, and will be deposited with Chemical Trust Company of California, (or other mutually acceptable institution)as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and at Parent's sole cost and expense, except as may otherwise be provided in this Agreement. The Shareholders, by their execution of this Agreement, shall have approved the indemnification and escrow terms set forth in this Article VII including the deposit of shares of Parent Common Stock by the Shareholders into escrow as set forth in this Section 7.4.

                    (b) Upon compliance with and subject to the terms hereof, Parent shall be entitled to indemnity from the Escrow Fund for all Losses incurred by Parent, its officers, directors or affiliates (including the Surviving Corporation). Each such indemnity will be allocated among the Shareholders in the same proportion as the number of Escrow Shares contributed by the Shareholder to the escrow represents of the total of all Escrow Shares. Such indemnity shall result in a forfeiture of Escrow Shares as set forth in this Article VII.

        7.5 Closing. The Escrow Fund shall remain in existence during the period of time (the "Escrow Period") between the effectiveness of the Merger at the Effective Time and 5:00 p.m., West Coast time, on the first anniversary of the Effective Time, such date to be certified to the Escrow Agent in a written certificate signed by an officer of the Parent.

         7.6 Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

         7.7 Distributions; Voting.

                    (a) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") or cash dividends in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund pursuant to
Section 7.11 shall be added to the Escrow Fund and become a part thereof. New Shares issued or cash dividends paid in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

                    (b) Each Shareholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

         7.8 Claims Upon Escrow Fund.

                    (a) Parent may make a claim upon the Escrow Fund by a written a certificate signed by an officer of Parent (an "Officer's Certificate") promptly after discovery of a Loss(es) in excess of the Threshold
Amount:

                                (i) stating that Parent has paid or properly
accrued or reasonably anticipates that it will have to pay or accrue Losses in excess of the Threshold Amount and that Parent is therefore entitled to indemnity pursuant to this Agreement, and

                                (ii) specifying in reasonable detail the
individual items of Losses which comprise the Threshold Amount (in the case of the first such Officer's Certificate) and one or more additional Losses in excess of the Threshold Amount, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related; and, the Escrow Agent shall, upon receipt of such Officer's Certificate upon which it may conclusively rely, subject to the provisions of Section 7.8(b) and
7.10 hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses (provided, however, that with respect to Losses not yet paid or properly accured as stated in the Officer's Certificate and with respect to such claims Parent reasonably anticipates it will have to pay or accrue, such amounts shall not be delivered to Parent by the Escrow Agent until such time as Parent actually must pay or accrue such Losses as certified in an additional succeding Officer's Certificate delivered to Escrow Agents).

(b) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund as indemnity pursuant to
Section 7.8(a), the shares of Parent Common Stock shall be valued at their fair market value. For purposes of this Section 7.8 "fair market value" shall be the average of the closing prices of Parent's Common Stock on the principal securities exchange on which Parent's Common Stock is then traded, or if not so traded, the Nasdaq Stock Market, in either case as reported in The Wall Street Journal for the ten consecutive trading days ending on the date that is two trading days prior to the date on which Parent first makes its claim for indemnification for such Loss or, if the Shareholders dispute such claim pursuant to Section 7.9 below, the date on which the arbitrator determines pursuant to Section 7.10 below that Parent is entitled to such indemnification. Parent and the Shareholders shall certify such fair market value in a certificate signed by both Parent and the Shareholders and shall deliver such certificate to the Escrow Agent.

             7.9 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholders and for a period of thirty (30) days after receipt of such Officers Certificate, the Escrow Agent shall make no delivery of shares of Parent Common Stock pursuant to Section 7.8 hereof unless the Escrow Agent shall have received written authorization from the Shareholders to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the shares of Parent Common Stock in the Escrow Fund in accordance with Section 7.8 hereof, provided that no such payment, delivery or reduction may be made if the Shareholders shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

         7.10 Resolution of Conflicts.

                   (a) In case the Shareholders shall so object in writing to the indemnity of Parent in respect of any claim or claims made in any Officer's Certificate pursuant to section 7.9 the Shareholders and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by each of Parent and each of the Shareholders and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

                    (b) If no such agreement can be reached after good faith negotiation, either Parent or either of the Shareholders may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and, in either such event, the matter shall be settled by arbitration conducted by a single, mutually agreed upon arbitrator. The decision of the arbitrator so selected as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement and notwithstanding anything in Section 7.9 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold delivery of shares of Parent Common Stock out of the Escrow Fund in accordance therewith.

                    (c) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 7.10, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the "Non-Prevailing Party" in the event that the arbitrator awards Parent less than ten percent (10%) of the disputed amount; otherwise, the Shareholders shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, incurred by the other party to the arbitration. If the Shareholders are the Non-Prevailing Party, the Parent shall be entitled to recover such expenses from the Escrow Fund.

        7.11 Distribution Upon Termination of Escrow Period. Promptly following termination of the Escrow Period, the Escrow Agent shall deliver to the Shareholders all of the Parent Common Stock in the Escrow Fund in excess of any amount of such Parent Common Stock sufficient, in the reasonable judgment of Parent, based on the fair market value of shares of Parent Common Stock as of the termination of the Escrow Period, as indicated by an Officer's Certificate delivered to the Escrow Agent, and subject to the objection of the Shareholders and the subsequent dispute resolution of the matter as provided in Section 7.10, to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent. As soon as all such claims have been resolved as evidenced by a written memorandum from the Parent and all of the Shareholders to the Escrow Agent, the Escrow Agent shall deliver to the Shareholders all Parent Common Stock remaining in the Escrow Fund to the extent such items are not required to satisfy such claims. Any parent Common Stock or funds remaining in the Escrow Fund after termination of the Escrow Period and satisfaction of all claims of the Parent evidenced by an Officers Certificate, shall be delivered to the Shareholders. Deliveries of Parent Common Stock and any funds held in the Escrow Fund to the Shareholders pursuant to this Section
7.11 shall be made in proportion to their original contribution to the Escrow Fund.

         7.12 Actions of the Shareholders. A decision, act, consent or instruction of both Shareholders shall be final, binding and conclusive upon each of the Shareholders, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of both Shareholders as being the decision, act, consent or instruction of each and all of the Shareholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of both Shareholders.

         7.13 Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Shareholders of such claim, and the Shareholders shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Shareholders no settlement of any such claim with third-party claimants shall alone be determinative of the amount of liability of the Shareholders. In the event that the Shareholders have consented pursuant to Section 7.13 to any such settlement and acknowledged that the claim is a valid claim against the Escrow Fund, the Shareholders shall have no power or authority to object under Section 7.9 or any other provision of this Article VII to the


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
amount of any claim by Parent against the Escrow Fund for indemnity with respect to such settlement.

         7.14 Escrow Agent's Duties.

                    (a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and each of the Shareholders, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted here under as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                    (b) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or arbitration pursuant to Section 7.10. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or arbitration pursuant to Section 7.10, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                    (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                    (d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                    (e) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

        (f) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as in the Escrow Agent's discretion may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage.

            Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader. The parties jointly and severally agree to immediately pay the Escrow Agent, to the extent not previously reimbursed, such amounts so incurred by the Escrow Agent upon the Escrow Agent's demand therefor, which demand may be made at any time before or after completion of such action of interpleader. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

        (g) Parent and the Shareholders agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter; provided, however that in the event the Escrow Agent shall be the prevailing party in connection with any claim or action initiated by a Shareholder or Shareholders, then such Shareholder or Shareholders shall be responsible for the indemnification of the Escrow Agent to the full extent provided by this paragraph.

        (h) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Shareholders; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows; Parent and the Shareholders shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If Parent and the Shareholders fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Thereafter, the predecessor escrow agent shall be discharged from any further duties and liability under this Agreement.

        (i) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned thereby. Parent promises to pay these sums upon demand.

        (j) Consequential Damages. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

        (k) The obligations of the Parent and Shareholders for indemnification and compensation of the Escrow Agent shall survive expiration of the Escrow Period and Termination of this Agreement.

         7.15 No Joint Liability; Maximum Liability. The liability of the Shareholders under this Article VII shall be several and not joint, and liability for any indemnification to which Parent may be entitled under this
Article VII shall be apportioned among the Shareholders in the proportion of their original contributions to the Escrow Fund. Except as provided in Section 7.16, the total liability of the Shareholders under this Article VII for Losses shall not exceed $4,275,000 except with respect to tax matters and fraud for which there shall be no limit. If Parent suffers a Loss for which it is entitled to indemnification under Section 7.3(b) after the termination and distribution of the Escrow Fund pursuant to Section 7.11, each Shareholder shall remain severally, but not jointly, liable for such Shareholder's proportionate share of such Loss.

        7.16 Remedies. The indemnity for the benefit of the parent set forth in this Article VII and the Escrow Fund provided for herein are intended by the parties to this Agreement to apply only to breaches of the representations and warranties or covenants of the Company contained in this Agreement. The existence of this

Article VII and of the rights and restrictions set forth herein do not limit any other potential remedies and liabilities of Parent with respect to any knowing and intentional or fraudulent breaches of the representations and warranties or covenants of the Company contained in this Agreement.


                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                    (a) by mutual written consent of the Company and Parent;

                    (b) by Parent if (i) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or the Shareholders and such breach has not been cured within five business days after written notice to the Company (provided that, no cure period shall be required for a breach which by its nature cannot be cured) or any representation or warranty of the Company and the Shareholders shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or
(ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would prohibit Parent's or the Company's ownership or operation of all or a material portion of the business of the Company, or compel Parent or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger.

                    (c) by the Company if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and such breach has not been cured within five days after written notice to Parent (provided that, no cure period shall be required for a breach which by its nature cannot be cured) or any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) and Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue.

                    (d) by Parent or the Company if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Merger; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal.

         Where action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

         8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or the Shareholders or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Sections 5.4, 5.5, 5.6 and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

         8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

         8.4 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 Non-Survival of Agreement at Effective Time. The agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I (The Merger), Sections 5.4 (Confidentiality), 5.5 (Expenses),
5.6 (Public Disclosure), 5.11 (Best Efforts and Further Assurances), 5.12 (Stock Options) and 5.13 (Certain Benefit Plans), and Articles VII (Survival of Representations and Warranties; Indemnification) and IX (General Provisions) shall survive the Effective Time indefinitely.

         9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Merger Sub, to:

                           EPIC Design Technology, Inc.
                           310 North Mary Avenue
                           Sunnyvale, California 94086
                           Attention: Sang S. Wang, Chief Executive Officer Telephone No.: (408) 988-2997
                           Telecopy No.: (408) 988-8324
                           with a copy to:

                           Wilson, Sonsini, Goodrich & Rosati, P.C.
                           650 Page Mill Road
                           Palo Alto, California 94304-1050
                           Attention: Robert P. Latta, Esq.
                           Telephone No. : (415) 493-9300
                           Telecopy No.: (415) 493-6811

                  (b)      if to the Company, to:

                           CIDA Technology, Inc.
                           1230 Oakmead Parkway, Suite 212
                           Sunnyvale, California 94086
                           Attention:  Wai-Yan Ho
                           Telephone No.: (408) 730-1177
                           Telecopy No.:  (408) 730-0451

                  (c) if to a Shareholder, to the address of such Shareholder listed on the signature page hereof

                           or

                  (d)      if to the Escrow Agent, to:

                           Chemical Trust Company of California
                           101 California Street, Suite 2725
                           San Francisco, CA 94111
                           Attention:  Paula Oswald
                           Telephone No.: (415) 954-9526
                           Telecopy No.:  (415) 693-8850


         9.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto, including the Company Schedules
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

         9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         9.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         9.9 Arbitration. Except as otherwise provided in Article VII, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         9.10 Attorneys' Fees. Except as otherwise provided in Article VII, if any party to this Agreement brings an action against another party to this Agreement to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its reasonable costs and expenses, including attorneys' fees and costs, incurred in connection with such action, including any appeal of such action.

         9.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         9.12 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner of any party hereto or any other person or entity, and all provisions hereof will be personal solely between the parties to this Agreement.

         IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Shareholders and the Escrow Agent (as to matters set forth in Article VII only) have caused this Agreement to be signed by themselves or their duly authorized respective officers and to become effective, all as of the date first written above.

CIDA TECHNOLOGY, INC.                          EPIC DESIGN TECHNOLOGY, INC.


By:   /s/ Wai-Yan Ho                           By:    /s/ Tammy S. Liu
      --------------------------                      -------------------------
      President                                       Chief Financial Officer


ESCROW AGENT                                   EPC ACQUISITION CORPORATION
As matters set forth in Article VII only

By:   /s/ Paula Oswald                         By:    /s/ Tammy S. Liu
      --------------------------                      -------------------------
                                                      Chief Financial Officer
Title: Assistant Vice President
       ------------------------

WAI-YAN HO                                     JIN HO YANG

/s/ Wai-Yan Ho                                 /s/ Jin Ho Yang
-------------------------------                --------------------------------
Address:     22121 Lindy Lane                  Address:  Hyundai Apt 25 Dong 401
             Cupertino, CA  95014                        Okum-Dong Song Pa-Ku
                                                         Seoul, South Korea

                               AMENDMENT NO. 1 TO
                      AGREEMENT AND PLAN OF REORGANIZATION


         This Amendment No. 1 (the "Amendment") to the Agreement and Plan of Reorganization, effective on September 27, 1996, is agreed to by and among EPIC Design Technology, Inc., a California corporation ("Parent"), EPC Acquisition Corporation, a California corporation ("Merger Sub") and a wholly-owned subsidiary of Parent, CIDA Technology, Inc., a California corporation (the "Company"), and Wai-Yan Ho and Jin Ho Yang (collectively the "Shareholders") and Chemical Trust Company (the "Escrow Agent") with respect to Article VII of the Original Agreement (as defined below).

                                   BACKGROUND

         WHEREAS, Company, Parent, Merger Sub, the Shareholders and the Escrow Agent have entered into that certain Agreement and Plan of Reorganization, dated as of September 16, 1996 (the "Original Agreement"), which provides that the Company and Merger Sub shall combine into a single company through the statutory merger of Merger Sub with and into the Company (the "Merger");

         WHEREAS, the parties to the Original Agreement desire to amend certain terms of the Original Agreement;

         NOW, THEREFORE, the parties agree as follows:

         1. Amendment to Recitals.

         The first Recital set forth in the Original Agreement shall be amended to read in its entirety as follows:

         "WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective shareholders that the Company and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger."

         2. Amendment of Article 1, Section 1.1.

         Article I, Section 1.1 of the Original Agreement shall be amended to read in its entirety as follows:

         "1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Merger Agreement attached hereto as Exhibit A (the "Merger Agreement") and the applicable provisions of the California Corporations Code ("California Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the 'Surviving Corporation.'"

         3. Amendment to Article I, Section 1.6.

         The first paragraph of Article I, Section 1.6 of the Original Agreement shall be amended to read it its entirety as follows:

         "1.6 Consideration; Effect on Capital Stock. In consideration of the transactions contemplated hereby, Parent has agreed to pay to those shareholders of the Company listed on the attached Schedule 2.2(a) an aggregate of $3,359,130.13 in exchange for a portion of their shares of Company Common Stock. In addition, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:"

         4. Amendment to Article I, Section 1.10.

         Article I, Section 1.10 of the Original Agreement shall be amended to read it its entirety as follows:

         "1.10 Deposit of Parent Common Stock into Escrow. On the Closing Date, 172,113 shares of Parent Common Stock to be issued to the Shareholders in exchange for their Company Common Stock pursuant to Section 1.6(a) shall be deposited into an escrow account pursuant to Section 7.4, without any act of either Shareholder, and the remaining shares of Parent Common Stock shall be available for issuance as provided in Section 1.8(c)."

         5. Amendment to Article VII, Section 7.4.

         Article VII, Section 7.4(a) of the Original Agreement shall be amended to read it its entirety as follows:

         "7.4 Escrow Fund.

                  (a) At the Effective Time, as security for the indemnity provided for in Section 7.2 hereof and by virtue of this Agreement and the Merger Agreement the Shareholders will be deemed to have received and deposited with the Escrow Agent (as defined below) 172,113 shares of Parent Common Stock issued to them in the Merger (plus any additional shares as may be issued upon any stock split effected by Parent after the Closing) ("Escrow Shares"), without any act of either Shareholder. Wai-Yan Ho shall contribute 67,838 shares of Parent Common Stock that he is entitled to receive in the Merger pursuant to
Section 1.6(a) and Jin Ho Yang shall contribute 104,275 shares of Parent Common Stock that he is entitled to receive in the Merger pursuant to Section 1.6(a). Such shares plus any additional Escrow Shares will be registered in the name of the Shareholders with attached stock powers executed in blank, and will be deposited with Chemical Trust Company of California, (or other mutually acceptable institution) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and at Parent's sole cost and expense, except as may otherwise be provided in this Agreement. The Shareholders, by their execution of this Agreement, shall have approved the indemnification and escrow terms set forth in this Article VII including the deposit of shares of Parent Common Stock by the Shareholders into escrow as set forth in this Section 7.4."

         6. Agreement of Merger.

         Exhibit A to the Original Agreement shall be amended and restated, and shall be in the form attached hereto as Exhibit A.

         7. Miscellaneous.

                  a. This Amendment and the performance of the parties thereunder will be construed in accordance with the laws of the State of California without regard to any choice of law provisions.

                  b. Except as amended by this Amendment, all provisions of the Original Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Shareholders, and the Escrow Agent (as to matters set forth in Article VII only) have caused this Amendment to be signed by themselves or their duly authorized respective officers and to become effective, all as of the date first written above.

CIDA TECHNOLOGY, INC.                          EPIC DESIGN TECHNOLOGY, INC.


By:   /s/ Wai-Yan Ho                           By:    /s/ Tammy S. Liu
     ----------------------------                     -------------------------
      President                                       Chief Financial Officer


ESCROW AGENT                                   EPC ACQUISITION CORPORATION
as to matters set forth in Article VII only


By:   /s/ Paula Oswald                         By:    /s/ Tammy S. Liu
     ----------------------------                     -------------------------
                                                      Chief Financial Officer
Title: Assistant Vice President


WAI-YAN HO                                     JIN HO YANG

/s/ Wai-Yan Ho                                        /s/ Jin Ho Yang
-----------------------------------                   -------------------------
Address:     22121 Lindy Lane                  Address: Hyundai Apt 25 Dong 401
             Cupertino, CA  95014                       Okum-Dong Song Pa-Ku
                                                        Seoul, South Korea


                                       -3-